Exhibit 99.1

Sales Trends

Sales comparisons are presented to help investors understand the general tone of Cooper’s business. These comparisons include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of general business trends.

Specific questions regarding these sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com, (713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

	05/31/04	06/30/04	07/31/04	08/31/04	09/30/04	10/31/04
Cooper Industries	11-13%	10%	7-9%	11-13%	9%	6-8%
Electrical Products	13-15%	11%	8-10%	13-15%	11%	8-10%
Tools & Hardware	4-6%	5%	0-2%	3-5%	0%	1-3%

Observations on recent sales trends for the three months ended October 31, 2004.

Cooper Industries
Sales for the three months ended October 31, 2004 increased 6-8% compared with the prior year. Translation continues to have a moderate positive impact on revenues.

Electrical Products
Sales for the three months ended October 31, 2004 increased 8-10% compared with the prior year.

•	Industrial market demand continues to expand, leading to increased sales of circuit protection devices, support system and wiring devices.

•	Electronics markets have also improved, leading to increased sales of fuses, other circuit protection devices and enclosures.

•	Sales of lighting fixtures and wiring devices experienced growth in both the retail channel and in sales to commercial and industrial customers.

•	Increased maintenance spending by utilities, primarily focused on system reliability and repair, led to growth in sales of electrical distribution and transmission equipment.

•	European lighting and security product sales increased as a result of modest growth in European industrial markets.

Tools and Hardware
Sales for the three months ended October 31, 2004 increased 1-3% compared with the prior year.

•	Industrial and electronic market sales and strong retail channel demand for new products resulted in increased sales of hand tools.

•	Overall power tool sales declined as expected due to lower shipments of automated assembly equipment, partially offset by increased sales of industrial power tools.

Note: Includes impacts of acquisitions and divestitures, when applicable.